Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Columbia Funds Series Trust and Columbia Funds Series Trust II of our report dated March 24, 2021, relating to the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of the funds indicated in Appendix A for the year ended January 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accountant” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 18, 2021

Appendix A

Columbia Funds Series Trust

Columbia Capital Allocation Moderate Aggressive Portfolio

Columbia Funds Series Trust II

Columbia Capital Allocation Aggressive Portfolio

Columbia Capital Allocation Conservative Portfolio

Columbia Capital Allocation Moderate Portfolio

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